Exhibit 2.1

EXECUTION VERSION

JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of July 26, 2022 (this “Joinder Agreement”), to the Agreement and Plan of Merger (as the same may be amended, restated, supplemented or modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of January 27, 2022 is entered into by and among Mountain Crest Acquisition Corp. III, a Delaware corporation (“Parent”), Etao International Group., an exempted company incorporated with limited liability in the Cayman Islands (the “Company”), and Wensheng Liu, in his capacity as the Company Shareholders’ Representative (the “Shareholders’ Representative”), as amended by the Amendment to Agreement and Plan of Merger made and entered into as of June 7, 2022 by and between Parent and the Company (collectively, the “Merger Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

WHEREAS, ETAO International Co., Ltd., a Cayman Islands exempted company and wholly owned subsidiary of the Parent (“Purchaser”), was formed after the Merger Agreement Effective Date for the sole purpose of the merger of Parent with and into Purchaser, with Purchaser being the surviving entity and a wholly-owned subsidiary of Parent;

WHEREAS, ETAO Merger Sub, Inc., a Cayman Islands exempted company and wholly owned subsidiary of Purchaser (“Merger Sub”), was formed after the Merger Agreement Effective Date for the sole purpose of merging with and into the Company with the Company being the surviving entity and a wholly-owned subsidiary of Purchaser; and

WHEREAS, the parties hereto desire to execute this Joinder Agreement to evidence each of Purchaser’s and Merger Sub’s execution of the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder Agreement hereby agree as follows:

1.             Agreement to be Bound. Each of Purchaser and Merger Sub hereby agrees that upon execution of this Joinder Agreement, it shall become a party to the Merger Agreement and shall be fully bound by, and subject to, all of the covenants, terms, representations, warranties, rights, obligations and conditions of the Merger Agreement applicable to such party as though an original party thereto.

2.             Successors and Assigns. This Joinder Agreement shall be binding upon, enforceable by and inure to the benefit of the parties and their respective successors and assigns.

3.             Entire Agreement. This Joinder Agreement represents the entire agreement between the parties hereto with respect to the subject matter hereof and, except as expressly provided in this Joinder Agreement or the Merger Agreement, supersedes all prior negotiations, representations or agreements, either oral or written, with respect to such subject matter.

4.             Counterparts. This Joinder Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement. This Joinder Agreement may be executed and delivered by facsimile or electronic transmission.

5.             Governing Law. This Joinder Agreement and any claim, controversy or dispute arising under or related to this Joinder Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed wholly within such State (including in respect of the statute of limitations or other limitations period applicable hereto), and without regard to the conflicts of laws principles thereof. Any suit brought hereon, whether in contract, tort, equity or otherwise, shall be brought in the exclusive jurisdiction and venue within the State of Delaware (“Delaware Courts”), and any appellate court from any decision thereof, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it, consents to service of process in any manner prescribed in Section 12.06 of the Merger Agreement or in any other manner authorized by Delaware law, and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner specified by applicable law.

6.             Headings. The headings contained in this Joinder Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

[signature pages follow]

EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be effective as of the date first written above.

PARENT:

MOUNTAIN CREST ACQUISITION CORP. III, a Delaware corporation

By:	/s/ Suying Liu
Name: Suying Liu
Title: Chief Executive Officer

SHAREHOLDERS’ REPRESENTATIVE

/s/ Wensheng Liu
Wensheng Liu (in his capacity as the Shareholders’ Representative)

PURCHASER:

ETAO INTERNATIONAL CO., LTD., a Cayman Islands exempted company

By:	/s/ Zihao Zhao
Name:	Zihao Zhao
Title:	Director

MERGER SUB:

ETAO MERGER SUB, INC., a Cayman Islands exempted company

By: /s/ Zihao Zhao
Name:	Zihao Zhao
Title:	Director

COMPANY:

ETAO INTERNATIONAL GROU

/s/ Wensheng Liu
Name:	Wensheng Liu
Title:	Chairman and CEO

Signature Page to Joinder Agreement